UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	Costs Associated with Exit or Disposal Activities.

On August 12, 2009, CooperVision, Inc., or CVI, the contact lens subsidiary of The Cooper Companies, Inc., or the Company, informed affected employees of its plan to discontinue the operations of its soft contact lens manufacturing plant in Norfolk, Virginia by relocating certain manufacturing operations to its plants in Juana Diaz, Puerto Rico and Hamble, U.K. over the next 15 months. The closure of the Norfolk, Virginia plant is primarily the result of increased manufacturing efficiencies gained over the last year. CVI also intends to transfer part of its contact lens manufacturing operations in Adelaide, Australia to Hamble, U.K., over the coming four months. This restructuring plan is intended to better utilize CVI’s manufacturing efficiencies and reduce its manufacturing expenses through a reduction in workforce of approximately 570 employees. No additional hires are anticipated in Puerto Rico or the U.K. as part of this restructuring plan.

As a result of the restructuring plan, CVI expects to recognize pre-tax restructuring charges of approximately $25 million, including approximately $6 million in the third fiscal quarter of 2009, $7.5M in the fourth fiscal quarter of 2009 and the remainder in fiscal year 2010. CVI expects approximately $10 million of the charges to be cash related with minimal cash impact in fiscal year 2009. Upon its completion, CVI anticipates annual cash savings of approximately $14 million beginning in fiscal year 2011 and also anticipates earnings improvements of approximately $7.5 million in fiscal year 2011 and $15 million per year thereafter.

CVI currently expects that a significant portion of the total restructuring costs will be associated with asset related and employee benefit costs. CVI expects restructuring costs of approximately $17 million associated with assets, including accelerated depreciation and facility lease and contract termination costs, and approximately $8 million associated with employee benefit costs, including anticipated severance payments, termination benefit costs, retention bonus payouts and other similar costs.

The preceding amounts are estimates and the actual amounts and timing of such costs may vary materially as the closure plans are finalized and implemented. To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K as details of the restructuring plan and estimates of related costs and charges are refined.

ITEM 8.01.	Other Events.

On August 13, 2009, the Company issued a press release regarding the restructuring plan. A copy of the press release is filed as Exhibit 99.1 to this Current Report and incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” as defined by the Private Securities Litigation and Reform Act of 1995. These include certain statements about the Company’s restructuring decisions, the amount of the reduction of the Company’s worldwide workforce, the restructuring’s effect on operational efficiencies, the impact of restructuring on global plant sites, the location of headcount reductions, expected annualized cost savings, the amount of pre-tax restructuring costs, and the timing of recognition of such costs, the amount of cash cost of pre-tax restructuring costs, and the timing of incurrence of such cash cost. To identify these statements look for words like “believes”, “expects”, “may”, “will”, “should”, “could”, “seeks”, “intends”, “plans”, “estimates”, or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. The statements in this Current Report on Form 8-K are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the outcome of the Company’s consultations with its employees and their representatives; delays encountered in finalizing the scope of, and implementing, the restructuring; the failure to achieve targeted cost savings; the failure to meet operational targets and customer requirements due to loss of employees and any work stoppages that might occur; the effect of different legal and regulatory requirements that govern the extent and the speed of the Company’s ability to reduce its manufacturing capacity and workforce; and other factors that the Company may not have currently identified or quantified; and the risks, relevant factors and uncertainties identified in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 and our other securities filings. The Cooper Companies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 13, 2009 of The Cooper Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Carol R. Kaufman
Carol R. Kaufman
Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

Dated: August 13, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 13, 2009 of The Cooper Companies, Inc.